CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$22,381,690	$2,882.76

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

May 2014 Pricing Supplement No. 159 Registration Statement No. 333-190038 Dated May 30, 2014 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities
Dual Directional Trigger PLUS Based on the Value of the EURO STOXX 50® Index due December 4, 2019
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
Unlike conventional debt securities, the Dual Directional Trigger PLUS, or “Trigger PLUS,” will pay no interest and do not guarantee any return of principal at maturity.  If the closing level of the EURO STOXX 50® Index on the valuation date is greater than on the pricing date, at maturity investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlier.  If the closing level of the EURO STOXX 50® Index on the valuation date is less than or equal to the initial underlier value but greater than or equal to the trigger value, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline of the underlier, which will effectively be capped at a positive 35% return as a result of the trigger value, which is 65% of the initial underlier value.  However, if the closing level of the EURO STOXX 50® Index on the valuation date is less than the trigger value, at maturity investors will lose a significant portion or all of the stated principal amount of their investment, resulting in a 1% loss for every 1% of that decline from the initial underlier value.  This amount will be less than 65% of the stated principal amount and could be zero.  The Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the upside leverage and absolute return features and the limited protection against loss that applies only if the final underlier value is greater than or equal to the trigger value.  Investors may lose their entire initial investment in the Trigger PLUS. The Trigger PLUS are senior unsecured debt obligations of Barclays Bank PLC, and all payments on the Trigger PLUS are subject to the creditworthiness of Barclays Bank PLC, and are not guaranteed by any third party.
FINAL TERMS
Issuer:	Barclays Bank PLC
Underlier:	EURO STOXX 50® Index (Bloomberg ticker symbol “SX5E<Index>”)
Aggregate principal amount:	$22,381,690
Stated principal amount:	$10 per Trigger PLUS
Initial issue price:	$10 per Trigger PLUS (see “Commissions and initial issue price” below)
Pricing date:	May 30, 2014
Original issue date:	June 4, 2014 (3 business days after the pricing date)
Valuation date:†	November 29, 2019, subject to postponement
Maturity date:†	December 4, 2019, subject to postponement
Interest:	None
Payment at maturity (per Trigger PLUS):
▪  If the final underlier value is greater than the initial underlier value:
      $10 + leveraged upside payment
▪  If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value:
      $10 + ($10 × absolute value return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return of the underlier.  In no event will this amount exceed the stated principal amount plus $3.50.
▪  If the final underlier value is less than the trigger value:
      $10 × underlier performance factor
This amount will be less than the stated principal amount of $10 and will represent a loss of at least 35%, and possibly all, of an investor’s initial investment.
Investors may lose their entire initial investment in the Trigger PLUS.  Any payment on the Trigger PLUS is subject to the creditworthiness of the Issuer and is not guaranteed by any third party.  For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors—Credit of Issuer” in this document.

Leveraged upside payment:	$10 × upside leverage factor × underlier return
Upside leverage factor:	138%
Trigger value:	2,108.99, which is 65% of the initial underlier value
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Absolute value return:	The absolute value of the underlier return. For example, a -5% underlier return will result in a +5% absolute value return.
Underlier performance factor:	final underlier value / initial underlier value
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions(2)	Proceeds to issuer
Per Trigger PLUS	$10	$10	$0.35	$9.65
Total	$22,381,690.00	$22,381,690.00	$783,359.15	$21,598,330.85
(1)
Our estimated value of the Trigger PLUS on the pricing date, based on our internal pricing models, is $9.61 per Trigger PLUS.  The estimated value is less than the initial issue price of the Trigger PLUS.  See “Additional Information Regarding Our Estimated Value of the Trigger PLUS” on page 3 of this document.

(2)
Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.35 for each Trigger PLUS they sell.  See “Supplemental Plan of Distribution.”

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Trigger PLUS and hold such Trigger PLUS for investment for a period of at least 30 days.  Accordingly, the total principal amount of the Trigger PLUS may include a portion that was not purchased by investors on the original issue date.  Any unsold portion held by our affiliate(s) may affect the supply of Trigger PLUS available for secondary trading and, therefore, could adversely affect the price of the Trigger PLUS in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.
Investing in the Trigger PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 10 and on page S-6 of the prospectus supplement.  You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.
Any payment on the Trigger PLUS, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors - Credit of Issuer” in this document.
Prospectus dated July 19, 2013	Prospectus Supplement dated July 19, 2013	Index Supplement dated July 19, 2013
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the Trigger PLUS or determined that this document is truthful or complete.  Any representation to the contrary is a criminal offense.
We may use this pricing supplement in the initial sale of the securities.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any of the securities after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Terms continued from previous page:
Initial underlier value:	3,244.60, which is the closing level of the underlier on the pricing date
Final underlier value:	The closing level of the underlier on the valuation date
CUSIP/ISIN:	06742K410 / US06742K4105
Closing level:
On any scheduled trading day, the closing level of the underlier as published at the regular weekday close of trading on that scheduled trading day as displayed on the Bloomberg Professional® service page as set forth under “Underlier” above or any successor page on Bloomberg Professional® service or any successor service, as applicable.  In certain circumstances, the closing level will be based on the alternate calculation of the underlier as described in “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-98 of the accompanying prospectus supplement.

Listing:	We do not intend to list the Trigger PLUS on any securities exchange.
Selected Dealer:	Morgan Stanley Wealth Management (“MSWM”)
†
The maturity date and valuation date are subject to postponement.  See “Additional Information about the Trigger PLUS—Additional provisions—Postponement of maturity date,” “Additional Information about the Trigger PLUS—Additional provisions—Postponement of valuation date” and “Additional Information about the Trigger PLUS—Additional provisions—Market disruption events and adjustments.”

Barclays Capital Inc.

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Additional Terms of the Trigger PLUS

You should read this document together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Trigger PLUS are a part.  This document, together with the documents listed below, contains the terms of the Trigger PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the Trigger PLUS involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070.  As used in this document, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The Trigger PLUS constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the Trigger PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the pricing date is based on our internal funding rates.  Our estimated value of the Trigger PLUS may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Trigger PLUS on the pricing date is less than the initial issue price of the Trigger PLUS.  The difference between the initial issue price of the Trigger PLUS and our estimated value of the Trigger PLUS results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Trigger PLUS, the estimated cost that we may incur in hedging our obligations under the Trigger PLUS, and estimated development and other costs that we may incur in connection with the Trigger PLUS.

Our estimated value on the pricing date is not a prediction of the price at which the Trigger PLUS may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Trigger PLUS in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Trigger PLUS in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Trigger PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately three months after the initial issue date of the Trigger PLUS because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Trigger PLUS and other costs in connection

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with the Trigger PLUS that we will no longer expect to incur over the term of the Trigger PLUS.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Trigger PLUS and any agreement we may have with the distributors of the Trigger PLUS.  The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Trigger PLUS based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 10 of this document.

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Investment Summary

Dual Directional Trigger Performance Leveraged Upside Securities
Principal at Risk Securities
The Dual Directional Trigger PLUS based on the value of the EURO STOXX 50® Index due December 4, 2019 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlier that enhances returns for any positive performance of the underlier

▪	To enhance returns and outperform the underlier in a bullish scenario

▪	To achieve similar levels of upside exposure to the underlier as a direct investment while using fewer dollars by taking advantage of the upside leverage factor

▪	To provide an unleveraged positive return in the event of a decline of the underlier as of the valuation date, but only if the final underlier value is greater than or equal to the trigger value

If the final underlier value is less than the trigger value, the Trigger PLUS are exposed on a 1:1 basis to the negative performance of the underlier.

Maturity:	Approximately 5.5 years
Upside leverage factor:	138% (applicable only if the final underlier value is greater than the initial underlier value)
Trigger value:	65% of the initial underlier value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Interest:	None

Key Investment Rationale

The Trigger PLUS offer leveraged upside exposure to any positive performance of the underlier and an opportunity, through the absolute return feature, to earn a positive return at maturity for a limited range of negative performance of the underlier.  If the final underlier value is greater than the initial underlier value, at maturity investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlier.  If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value, at maturity investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline of the underlier, which will effectively be capped at a positive 35% return as a result of the trigger value, which is 65% of the initial underlier value. However, if the final underlier value is less than the trigger value, at maturity investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% of that decline from the initial underlier value.  Investors may lose their entire initial investment in the Trigger PLUS.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for any positive performance of the underlier relative to a direct investment in the underlier.
Absolute Return Feature
The Trigger PLUS offer investors an opportunity to receive their stated principal amount or earn an unleveraged positive return if the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value.

Upside Scenario If the Underlier Appreciates	The final underlier value is greater than the initial underlier value. In this case, at maturity, the Trigger PLUS pay the stated principal amount of $10 plus 138% of the underlier return.
Absolute Return Scenario
The final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value, which is 65% of the initial underlier value.  In this case, at maturity, the Trigger PLUS pay a 1% positive return for each 1% negative return of the underlier.  For example, if the final underlier value is 5% less than the initial underlier value, the Trigger PLUS will provide a total positive return of 5% at maturity.  The maximum return you may receive in this scenario is a positive 35% as a result of the trigger value, which is of 65% of the initial underlier value.

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Downside Scenario
The final underlier value is less than the trigger value. In this case, at maturity, the Trigger PLUS pay less than 65% of the stated principal amount and the loss of the stated principal amount will be proportionate to the percentage decrease in the underlier from the initial underlier value. For example, if the final underlier value is 55% less than the initial underlier value, the Trigger PLUS will pay $4.50 per Trigger PLUS, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment in the Trigger PLUS.

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How the Dual Directional Trigger PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Upside leverage factor:	138%
Trigger value:	65% of the initial underlier value

Dual Directional Trigger PLUS Payoff Diagram

How it works
▪
Upside Scenario. Under the terms of the Trigger PLUS, if the final underlier value is greater than the initial underlier value, investors will receive the $10 stated principal amount plus 138% of the appreciation of the underlier over the term of the Trigger PLUS.

▪	For example, if the underlier appreciates by 3%, investors would receive a 4.14% return, or $10.414 per Trigger PLUS, at maturity.
▪
Absolute Return Scenario.  If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value, investors will receive a 1% positive return on the Trigger PLUS for each 1% negative return of the underlier.

▪	For example, if the underlier depreciates by 5%, investors would receive a 5% return, or $10.50 per Trigger PLUS.
▪
Downside Scenario.  If the final underlier value is less than the trigger value, investors will receive an amount that is significantly less than the $10 stated principal amount, by an amount based on a 1% loss of principal for each 1% decline in the underlier.  This amount will be less than 65% of the stated principal amount per Trigger PLUS. Investors may lose their entire initial investment in the Trigger PLUS.

▪	For example, if the underlier depreciates 50%, investors would lose 50% of their principal and receive only $5.00 per Trigger PLUS at maturity, or 50% of the stated principal amount.

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What Is the Total Return on the Trigger PLUS at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the Trigger PLUS.  The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $10.00 stated principal amount to $10.00.  The table and examples set forth below assume a hypothetical initial underlier value of 100.00, a hypothetical trigger value of 65.00 (or 65% of the hypothetical initial underlier value) and reflect the upside leverage factor of 138%.  The hypothetical initial underlier value of 100.00 has been chosen for illustrative purposes only and does represent the actual initial underlier value.  Please see “EURO STOXX 50® Index Overview” below for recent actual values of the underlier.  The actual initial underlier value and trigger value are set forth on the cover of this document.  Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the Trigger PLUS.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The table and examples below do not take into account any tax consequences from investing in the Trigger PLUS.

Final Underlier Value	Underlier Return	Underlier Performance Factor	Absolute Value Return	Payment at Maturity	Total Return on Trigger PLUS
150.00	50.00%	N/A	N/A	$16.900	69.00%
140.00	40.00%	N/A	N/A	$15.520	55.20%
130.00	30.00%	N/A	N/A	$14.140	41.40%
120.00	20.00%	N/A	N/A	$12.760	27.60%
110.00	10.00%	N/A	N/A	$11.380	13.80%
105.00	5.00%	N/A	N/A	$10.690	6.90%
102.50	2.50%	N/A	N/A	$10.345	3.45%
100.00	0.00%	N/A	0.00%	$10.000	0.00%
90.00	-10.00%	N/A	10.00%	$11.000	10.00%
80.00	-20.00%	N/A	20.00%	$12.000	20.00%
70.00	-30.00%	N/A	30.00%	$13.000	30.00%
65.00	-35.00%	N/A	35.00%	$13.500	35.00%
60.00	-40.00%	60.00%	N/A	$6.000	-40.00%
50.00	-50.00%	50.00%	N/A	$5.000	-50.00%
40.00	-60.00%	40.00%	N/A	$4.000	-60.00%
30.00	-70.00%	30.00%	N/A	$3.000	-70.00%
20.00	-80.00%	20.00%	N/A	$2.000	-80.00%
10.00	-90.00%	10.00%	N/A	$1.000	-90.00%
0.00	-100.00%	0.00%	N/A	$0.000	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios  are calculated.

Example 1: The value of the underlier increases from an initial underlier value of 100.00 to a final underlier value of 102.50.
Because the final underlier value is greater than the initial underlier value and the underlier return is 2.50%, the investor receives a payment at maturity of $10.345 per $10 stated principal amount, calculated as follows:

$10 + leveraged upside payment
$10 + ($10 × upside leverage factor × underlier return)
$10 + ($10 × 138% × 2.50%) = $10.345

The total return on the Trigger PLUS is 3.45%.

Example 2: The value of the underlier decreases from an initial underlier value of 100.00 to a final underlier value of 70.00.
Because the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value and the absolute value return is 30%, the investor receives a  payment at maturity equal to $13.000 per $10 stated principal amount, calculated as follows:

$10 + ($10 + absolute value return)
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$10 + ($10 + 30%) = $13.000

The total return on the Trigger PLUS is 30.00%.

Example 3: The value of the underlier decreases from an initial underlier value of 100.00 to a final underlier value of 30.00.

Because the final underlier value is less than the trigger value and the underlier performance factor is 30%, the investor receives a payment at maturity of $3.000 per $10.00 stated principal amount, calculated as follows:

$10 × underlier performance factor
$10 × 30% = $3.000

The total return on the Trigger PLUS is -70.00%.

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Risk Factors
An investment in the Trigger PLUS involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS.  Investing in the Trigger PLUS is not equivalent to investing directly in the underlier or any of the securities composing the underlier.  The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and in the index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or Barrier Level”;

•	“Risk Factors—Additional Risks Relating to Securities Which Contain a Multiplier”; and

•
“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

▪
The absolute return feature provides a positive absolute return only for a limited range of negative performance of the underlier, and the Trigger PLUS do not pay interest or guarantee return of principal.  The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of the principal amount at maturity.  If the final underlier value is less than the trigger value (which is 65% of the initial underlier value), the absolute return feature will no longer be available and the payment at maturity will be an amount in cash that is significantly less than the $10 stated principal amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the decrease in the value of the underlier from the initial underlier value, and may be zero.  There is no minimum payment at maturity on the Trigger PLUS and, accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪
Your maximum gain due to the absolute return feature is limited by the trigger value.  If the final underlier value is less than or equal to the initial underlier value and greater than or equal to the trigger value, you will receive at maturity $10 plus a return equal to $10 times the absolute value return, which will reflect a 1% positive return for each 1% negative return of the underlier, subject to an effective cap of 35% as a result of the trigger value, which is 65% of the initial underlier value.  Because you will not receive a positive return if the underlier has depreciated below the trigger value, your maximum downside payment will be $13.50 per $10.00 stated principal amount.

▪
The market price will be influenced by many unpredictable factors.  Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value, volatility and dividend yield of the underlier, interest and yield rates, time remaining to maturity, supply and demand for the Trigger PLUS, geopolitical conditions and economic, financial, political and regulatory or judicial events, the exchange rates of the U.S. dollar relative to the currency in which the securities composing the underlier trade, and any actual or anticipated changes to our credit ratings or credit spreads.  You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

▪
Credit of Issuer. The Trigger PLUS are senior unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Trigger PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by a third party.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Trigger PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Trigger PLUS.

▪
Investing in the Trigger PLUS is not equivalent to investing in the underlier.  Investing in the Trigger PLUS is not equivalent to investing in the underlier or the securities composing the underlier.  Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that compose the underlier.

▪
Adjustments to the underlier could adversely affect the value of the Trigger PLUS.  The underlier publisher may discontinue or suspend calculation or publication of the underlier at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlier and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The payment at maturity of the Trigger PLUS is not based on the value of the underlier at any time other than at closing on the final valuation date.  The payment at maturity is not based on the value of the underlier at any time other than the final underlier value on the valuation date and will be based solely on the final underlier value of the underlier as compared to the initial underlier value of the underlier.  Therefore, the payment at maturity, if any, that you will receive for your Trigger PLUS may be

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significantly less than if the payment at maturity were linked to the value of the underlier at any time other than the final valuation date.

▪
The Trigger PLUS do not provide direct exposure to fluctuations in foreign exchange rates.  The value of the Trigger PLUS will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the securities composing the underlier are denominated, although any currency fluctuations could affect the performance of the underlier.  Therefore, if any applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the Trigger PLUS, you will not receive any additional payment or incur any reduction in your payment at maturity.

▪
There are risks associated with investments in securities, such as the Trigger PLUS, linked to the value of non-U.S. equity securities.  The underlier is linked to the value of non-U.S. equity securities.  Investments in securities linked to the value of any non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪
The estimated value of your Trigger PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your Trigger PLUS on the pricing date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value referenced above may be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

▪
The estimated value of your Trigger PLUS is lower than the initial issue price of your Trigger PLUS.  The estimated value of your Trigger PLUS on the pricing date is lower than the initial issue price of your Trigger PLUS.  The difference between the initial issue price of your Trigger PLUS and the estimated value of the Trigger PLUS is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Trigger PLUS, the estimated cost that we may incur in hedging our obligations under the Trigger PLUS, and estimated development and other costs that we may incur in connection with the Trigger PLUS.

▪
The estimated value of the Trigger PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.  The estimated value of your Trigger PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Trigger PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of Trigger PLUS in the secondary market.  As a result, the secondary market price of your Trigger PLUS may be materially different from the estimated value of the Trigger PLUS determined by reference to our internal pricing models.

▪
The estimated value of your Trigger PLUS is not a prediction of the prices at which you may sell your Trigger PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Trigger PLUS and may be lower than the estimated value of your Trigger PLUS. The estimated value of the Trigger PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Trigger PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Trigger PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Trigger PLUS.  Further, as secondary market prices of your Trigger PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Trigger PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the Trigger PLUS, secondary market prices of your Trigger PLUS will likely be lower than the initial issue price of your Trigger PLUS.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Trigger PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your Trigger PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪
The temporary price at which we may initially buy the Trigger PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Trigger PLUS.  Assuming that all relevant factors remain constant after the pricing date, the price at

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which Barclays Capital Inc. may initially buy or sell the Trigger PLUS in the secondary market (if Barclays Capital Inc. makes a market in the Trigger PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Trigger PLUS on the pricing date, as well as the secondary market value of the Trigger PLUS, for a temporary period after the initial issue date of the Trigger PLUS. The price at which Barclays Capital Inc. may initially buy or sell the Trigger PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Trigger PLUS.

▪
We and our affiliates may engage in various activities or make determinations that could materially affect your Trigger PLUS in various ways and create conflicts of interest.  We and our affiliates establish the offering price of the Trigger PLUS for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Trigger PLUS, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Trigger PLUS. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Trigger PLUS and such compensation or financial benefit may serve as an incentive to sell these Trigger PLUS instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Trigger PLUS. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Trigger PLUS. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Trigger PLUS. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Trigger PLUS into account in conducting these activities

▪
The Trigger PLUS will not be listed on any securities exchange, and secondary trading may be limited.  There may be little or no secondary market for the Trigger PLUS.  We do not intend to list the Trigger PLUS on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Trigger PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time.  Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily.  Because other dealers are not likely to make a secondary market for the Trigger PLUS, the price, if any, at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Trigger PLUS.  In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the Trigger PLUS (as described on the cover page of this document), which may inhibit the development of a secondary market for the Trigger PLUS.  Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪
Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS. The calculation agent has determined the initial underlier value and the trigger value, will determine the final underlier value and whether the underlier has decreased below the trigger value and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final underlier value in the event of a discontinuance of the underlier, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Trigger PLUS.  The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the Trigger PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial underlier value and trigger value and, therefore, could have increased the value at or above which the underlier must close so that the investor does not suffer a loss on their initial investment in the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect the value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Trigger PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the Trigger PLUS are uncertain, and the IRS or a court might not agree with the treatment of the Trigger PLUS as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the Trigger PLUS, the tax consequences of the ownership and disposition of the Trigger PLUS could be materially and adversely affected.  In addition, as described below under “Additional provisions—Tax considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations

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or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Trigger PLUS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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EURO STOXX 50® Index Overview
The EURO STOXX 50® Index is calculated, maintained and published by STOXX Limited, a company owned by Deutsche Börse AG and SIX Group AG. The EURO STOXX 50® provides a blue-chip representation of supersector leaders in the Eurozone. The EURO STOXX 50 Index represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers 50 stocks from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Publication of the EURO STOXX 50 Index was introduced on February 26, 1998, with a base value of 1,000 as of December 31, 1991.  The information on the EURO STOXX 50® Index provided in this document should be read together with the discussion under the heading “Non—Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompanying index supplement.

 Information on the EURO STOXX 50® Index as of market close on May 30, 2014:
Bloomberg Ticker Symbol:	SX5E	52 Week High:	3,246.24
Current Closing Level:	3,244.60	52 Week Low:	2,511.83
52 Weeks Ago:	2,799.20

The following table sets forth the published high, low and period end closing levels of the EURO STOXX 50® Index for each quarter for the period of January 1, 2008 through May 30, 2014. The associated graph shows the closing levels of the EURO STOXX 50® Index for each day in the same period. The closing level of the EURO STOXX 50® Index on May 30, 2014 was 3,244.60. We obtained the information in the table and graph below from Bloomberg, L.P., without independent verification.  We cannot give you assurance that the performance of the underlier will result in the return of any of your initial investment.  The historical performance of the underlier should not be taken as an indication of the future performance of the underlier during the term of the Trigger PLUS.

EURO STOXX 50® Index	High	Low	Period End
2008
First Quarter	4,339.23	3,431.82	3,628.06
Second Quarter	3,882.28	3,340.27	3,352.81
Third Quarter	3,445.66	3,000.83	3,038.20
Fourth Quarter	3,113.82	2,165.91	2,447.62
2009
First Quarter	2,578.43	1,809.98	2,071.13
Second Quarter	2,537.35	2,097.57	2,401.69
Third Quarter	2,899.12	2,281.47	2,872.63
Fourth Quarter	2,992.08	2,712.30	2,964.96
2010
First Quarter	3,017.85	2,631.64	2,931.16
Second Quarter	3,012.65	2,488.50	2,573.32
Third Quarter	2,827.27	2,507.83	2,747.90
Fourth Quarter	2,890.64	2,650.99	2,792.82
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59

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Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter (through May 30, 2014)	3,246.24	3,091.52	3,244.60

Underlier Historical Performance— January 2, 2008 to May 30, 2014

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Additional Information about the Trigger PLUS

Please read this information in conjunction with the terms on the front cover of this document.
Additional provisions:
Postponement of maturity date:
The maturity date will be postponed if the valuation date is postponed due to the occurrence or continuance of a market disruption event on the valuation date.  In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled valuation date.  See “Terms of the Notes — Maturity Date” in the accompanying prospectus supplement and “Market disruption events and adjustments” below.

Postponement of valuation date:
The valuation date may be postponed due to the occurrence or continuance of a market disruption event on such date. See “Market disruption events and adjustments” below. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the valuation date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

Market disruption events and adjustments:
For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

For a description of adjustments that may affect the underlier, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

Listing:	The Trigger PLUS will not be listed on any securities exchange.
Minimum ticketing size:	$1,000 / 100 Trigger PLUS
Tax considerations:
You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement.  The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Trigger PLUS.  The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the Trigger PLUS should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlier.  Assuming this treatment is respected, gain or loss on your Trigger PLUS should be treated as long-term capital gain or loss if you hold your Trigger PLUS for more than a year, whether or not you are an initial purchaser of Trigger PLUS at the original issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Trigger PLUS could be materially and adversely affected.  In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in

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the Trigger PLUS, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.
Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Trigger PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the Trigger PLUS by taking positions in futures and options contracts on the underlier and any other securities or instruments we may wish to use in connection with such hedging.  Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the Trigger PLUS or any amounts payable on your Trigger PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Validity of the Trigger PLUS:
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Trigger PLUS offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Trigger PLUS will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of January 14, 2014, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on January 14, 2014, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Trigger PLUS and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated January 14, 2014, which has been filed as an exhibit to the report on Form 6-K referred to above.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the Trigger PLUS.  We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

Supplemental Plan of Distribution

Notwithstanding anything to the contrary in “Plan of Distribution—Initial Offering and Issue of Securities” in the accompanying prospectus, Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.35 for each Trigger PLUS they sell.

Additional Information

If the underlier is (a) a security or other financial instrument admitted to trading on a trading venue in the European Union (other than a security or other financial instrument whose principal trading venue is located outside the European Union), (b) a derivative relating to such a security or financial instrument (or to the issuer of such a security or financial instrument) or (c) a debt instrument issued by the

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European Union or any of its member states or any sovereign issuer that is an instrumentality or political sub-division of the European Union or any of its member states, or any derivative relating thereto (any of (a), (b) or (c) being a “European Financial Instrument”), or if the underlier is an index, basket of securities or interest in an exchange traded fund or similar entity which includes one or more European Financial Instruments, then as a holder of the Trigger PLUS, you may be deemed to have an indirect interest in those underlying European Financial Instruments for purposes of EU Regulation No 26/2012 of 14 March 2012 on short selling and certain aspects of credit default swaps (the “EU Short Selling Regulation”).  Subject to certain exceptions, the EU Short Selling Regulation prohibits investors, wherever located, from directly or indirectly making uncovered short sales of European Financial Instruments or European sovereign credit default swaps.  The EU Short Selling Regulation also requires investors, wherever located, who hold directly or indirectly a net short position in European Financial Instruments to comply with certain notification and disclosure obligations depending on the size of their net short position.  You should consult with your own legal advisors regarding any investment in the Trigger PLUS, as you may need to consider your investment in the Trigger PLUS for purposes of compliance with the EU Short Selling Regulation.

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